Press Release

TRESTLE HOLDINGS, INC.  (DBA MOQIZONE HOLDINGS LIMITED) COMPLETES ADDITIONAL $900,000 PRIVATE PLACEMENT FOR TOTAL OF $5,245,000

Newport Beach, CA, August 11, 2009 TRESTLE HOLDINGS, INC. (OTC BB: TLHO), dba MoqiZone Holdings Limited, completed an additional private equity financing of $900,000 with 3 accredited investors for a total raise of $5,245,000, including the $4,345,000 financing Trestle completed on June 1, 2009.  Net proceeds from the offering are approximately $800,000 and will be used principally to expand capital expenditures to install the MoqiZone WiMax Network.  TriPoint Global Equities, LLC was the placement agent for the financing.

The Company previously announced that it entered into a Share Exchange Agreement with MoqiZone Holdings Limited (“Moqizone Cayman”), a Cayman Islands corporation, on June 1, 2009.  MoqiZone Cayman is the record and beneficial owner of 100% of the share capital of MobiZone Holdings Limited, a Hong Kong corporation (“MobiZone Hong Kong”) and MobiZone Hong Kong is the record and beneficial owner of 100% of the share capital of Moqizone (Shanghai) Information Technology Company Limited (“Shanghai MoqiZone” and together with MoqiZone Cayman and MobiZone Hong Kong, the “MoqiZone Corporations”).    As a result of the Share Exchange, MoqiZone Cayman became Trestle’s wholly-owned subsidiary and Trestle’s primary operations consist of MoqiZone Corporations’ operations.

Pursuant to the second financing, Trestle issued an additional 90 Units of securities; each Unit consists of (a) $10,000 of 8% exchangeable convertible notes of MobiZone Hong Kong due March 31, 2011 (the “Notes”), (b) three year Class A callable warrants (the “Class A Warrants”) to purchase 2,778 shares of common stock of Trestle, at an exercise price of $2.50 per share, and (c) three year Class B non-callable warrants (the “Class B Warrants,” together with the Note and the Class A Warrant, the “Securities”) to purchase 2,778 shares of common stock of Trestle at an exercise price of $3.00 per share.  The exercise prices of the Warrants are subject to weighted average and other anti-dilution adjustments. The Company anticipates affecting a 1:254.5 reverse stock split (the “Reverse Stock Split”) and once it is effective, each $1,000 principal amount of Notes will be automatically cancelled and exchanged for one share of Series A Convertible Preferred Stock.  In connection with the Financing, the Company agreed to file a registration statement for the resale of the Common Stock underlying the Securities within 150 days from the closing of this Financing and to use its best efforts to cause, and to maintain, the effectiveness of such registration statement.  The private equity financing described herein was made pursuant to the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.  The securities described herein have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Press Release

Additionally, as per the terms of the Share Exchange Agreement, Trestle will change its name to MoqiZone Holding Corporation, effect the Reverse Stock Split which will reduce the 179,115,573 currently outstanding shares of Trestle common stock to 703,794 shares, and authorize for issuance 10,000,000 shares of Trestle preferred stock (including the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock), containing such rights, preferences and designations as the board of directors of Trestle may, from time to time designate; with such actions expected to go effective after the notice period for the Schedule 14C that the Company shall file with the SEC and mail to its shareholders of record in compliance with the requirements of Section 14 of the Exchange Act.

About MoqiZone

MoqiZone Holdings Limited (“MoqiZone”) is a leading digital entertainment delivery platform company that delivers last mile connectivity to Internet Cafés across China via its proprietary MoqiZone WiMax Network. The MoqiZone WiMax Network affords the Company with a sustainable, low-cost competitive advantage for providing last mile connectivity for Internet Cafés, while increasing the net economic benefit to the primary value chain participants – the content providers and the Internet Cafés.  The MoqiZone WiMax Network is currently being deployed in Beijing, Shenzhen & Chengdu in Sichuan; the Company expects to deploy the Network in 12 additional cities, which provides a market of approximately 12,000 Internet Cafés, within the next twenty four months.

About TriPoint Global Equities, LLC

TriPoint Global Equities, LLC (“TriPoint Global”), a FINRA member firm, is a boutique investment bank that provides U.S. and non-U.S. companies of up to $500 million in revenue with capital raising, corporate finance advisory services and assistance with navigating the regulatory environment for companies listing on U.S. markets. TriPoint Global maintains specialized practices in institutional private placements, mergers and acquisitions, and corporate finance. TriPoint Global has offices in New York and Washington D.C.   For more information visit www.tripointglobalequities.com

Press Release

FORWARD- LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of Trestle, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to reliance on a limited number of customers, market demand, cyclical nature of our markets, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Trestle’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting Trestle will be those anticipated by Trestle. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. Trestle undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CONTACT:	For China: Lawrence Cheung +86 13918139797

For Hong Kong: Benjamin Chan +852 91622883

MoqiZone Holdings Limited

TriPoint Global Equities

Mark Elenowitz

(917) 512-0822